77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch Inflation Protected Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

4,635,893

116,382

239,803

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

4,623,189

118,679

250,210

At an additional special meeting of all shareholders of Merrill Lynch Inflation Protected Fund, Inc. also held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve an Agreement and Plan of Reorganization of Merrill Lynch Inflation Protected Fund, Inc. into BlackRock Inflation Protected Bond Portfolio. With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

4,422,074

103,174

253,903